Offer to Exchange Cash or Shares of

Class A Common Stock, at Your Election and Subject to Proration,
for all Outstanding Shares of Dobson Communications Corporation’s
12.25% Senior Exchangeable Preferred Stock (CUSIP #256069303) and
13% Senior Exchangeable Preferred Stock (CUSIP #156072.50-5)
and Consent Solicitation
of
DOBSON COMMUNICATIONS CORPORATION

To:	BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES:

      Dobson Communications Corporation, an Oklahoma corporation (the “Company”), is offering to exchange (the “Offer to Exchange”), upon and subject to the terms and conditions set forth in the enclosed prospectus, dated                     , 2005 (the “Prospectus”), cash or shares of our Class A common stock for all outstanding shares of our 12.25% Senior Exchangeable Preferred Stock (“12.25% Preferred Stock”) and 13% Senior Exchangeable Preferred Stock (“13% Preferred Stock” and, collectively with the 12.25% Preferred Stock, the “Preferred Stock”) and soliciting consents from holders of our Preferred Stock to amend the 12.25% Preferred Stock and 13% Preferred Stock certificates of designation (each a “Certificate of Designation” and, collectively the “Certificates of Designation”) under which the shares of each series of Preferred Stock were issued (the “Proposed Amendments”), and waivers of compliance by the Company with the provisions of the Certificates of Designation to be eliminated by the proposed amendments to the Certificates of Designation (the “Waiver”) (“Consent Solicitation” and, collectively with the Offer to Exchange, the “Exchange Offer”). We are making the Offer to Exchange to reduce our long-term obligations by reducing or eliminating the fixed dividend burden imposed by the Preferred Stock and the potential obligation to redeem the outstanding Preferred Stock. In addition, the Exchange Offer will simplify our capital structure and improve the liquidity of our Class A common stock. The consents pursuant to the Consent Solicitation will (1) eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to each series of Preferred Stock, and (2) waive compliance by the Company with the provisions of the Certificates of Designations to be eliminated by the proposed amendments until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer. These amendments and waivers are intended to provide the Company with increased operational and financial flexibility.

      In connection with the Exchange Offer, we are requesting that you contact your clients for whom you hold Preferred Stock registered in your name or in the name of your nominee, or who hold Preferred Stock registered in their own names.

      For forwarding to your clients, we are enclosing the following documents:

1. Prospectus, dated January , 2005; and

2. A form of letter which may be sent to your clients for whose account you hold Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

      YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY      , 2005 (THE “EXPIRATION DATE”), UNLESS EXTENDED BY THE COMPANY (IN WHICH CASE THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST DATE AND TIME TO WHICH THE EXCHANGE OFFER IS EXTENDED). THE PREFERRED STOCK TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE PROSPECTUS, AT ANY TIME PRIOR TO THE EXPIRATION DATE.

      We intend to make the Exchange Offer eligible for proofing through DTC’s ATOP System promptly following the date of the Prospectus.

      If you have any clients with paper stock certificates registered in their own names, to participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Preferred Stock should be received by the Exchange Agent, all in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal and Consent.

      Bondholder Communications Group has been appointed information agent for the Exchange Offer. Any inquiries you have with respect to the Exchange Offer should be addressed to the information agent at the address and telephone number set forth on the back cover of the Prospectus. Additional copies of the enclosed materials (as well as copies of the Letter of Transmittal and Consent, Substitute Form W-9 and envelopes addressed to the Exchange Agent) may be obtained from the information agent, and are also available on-line at www.bondcom.com/Dobson.

      We will, upon request, reimburse you for your reasonable and necessary costs and expenses incurred in forwarding these materials to your clients who hold our Preferred Stock. Requests for reimbursement of such expenses should be forwarded to the Information Agent no later than 10 business days following the Expiration Date.

Very truly yours,

Dobson Communications Corporation

      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL AND CONSENT.

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